                           SCHEDULE 14C INFORMATION

               Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No. )

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                                                COMMISSION ONLY (AS PERMITTED BY
                                                RULE 14c-5(d)(2))

[x]  Definitive Information Statement

                            McDermott Incorporated
--------------------------------------------------------------------------------
                 (Name of Registrant As Specified In Charter)


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Notes:

                            MCDERMOTT INCORPORATED
                              1450 POYDRAS STREET
[LOGO OF MCDERMOTT              P. O. BOX 60035
 APPEARS HERE]         NEW ORLEANS, LOUISIANA 70160-0035

                               ----------------

                   NOTICE OF THE TAKING OF CORPORATE ACTION
                     WITHOUT A MEETING BY WRITTEN CONSENT

                               ----------------

To the Stockholders of
McDERMOTT INCORPORATED:

  In accordance with Section 228(d) of the Delaware General Corporation Law, notice is hereby given that on August 11, 1998 McDermott International, Inc., as holder of approximately 96% of the voting power of the outstanding shares of capital stock of McDermott Incorporated, a Delaware corporation (the "Company"), shall elect three Directors to the Company's Board of Directors.

  The accompanying Information Statement is furnished pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended.

                                          By Order of the Board of Directors,

                                          /s/  S. Wayne Murphy
                                          ---------------------------
                                          S. WAYNE MURPHY
                                          Secretary

Dated: July 9, 1998

                         WE ARE NOT ASKING FOR A PROXY
                 AND YOU ARE REQUESTED NOT TO SEND US A PROXY

                            MCDERMOTT INCORPORATED
                              1450 POYDRAS STREET
                                P. O. BOX 60035
                       NEW ORLEANS, LOUISIANA 70160-0035

                               ----------------

                             INFORMATION STATEMENT
(PURSUANT TO SECTION 14(C) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED)

                               ----------------

                       WE ARE NOT ASKING YOU FOR A PROXY
                 AND YOU ARE REQUESTED NOT TO SEND US A PROXY

  This Information Statement, which is first being mailed to stockholders on or about July 9, 1998, is furnished by McDermott Incorporated (the "Company") in connection with the taking of corporate action without a meeting by less than unanimous written consent. Such Information Statement is being mailed to holders of record of the Company's Series A $2.20 Cumulative Convertible Preferred Stock, $1.00 par value per share ("Series A Preferred Stock"), and Series B $2.60 Cumulative Preferred Stock $1.00 par value per share ("Series B Preferred Stock") as of July 2, 1998. As of such date, there were 2,818,679 shares of Series A Preferred Stock and 2,152,766 shares of Series B Preferred Stock outstanding. The Company announced on June 17, 1998 that all of the outstanding Series B Preferred Stock will be redeemed by the Company for $31.25 per share plus accrued and unpaid dividends of $.1156 on July 17, 1998.

                          CORPORATE ACTION AND NOTICE


  Subject to special voting rights granted to holders of the Company's Preferred Stock, holders of the Company's Voting Common Stock, $1.00 par value per share ("Voting Common Stock"), Series A Preferred Stock and Series B Preferred Stock are entitled to vote as a single class on matters presented to the Company's stockholders for approval. In that regard, each share of Voting Common Stock entitles the holder thereof to 12,000 votes, and each share of Series A Preferred Stock and each share of Series B Preferred Stock entitles the holder thereof to one-half of a vote. McDermott International, Inc. ("MII"), as holder of all of the outstanding 3,000 shares of Voting Common Stock, intends to take corporate action without a meeting on August 11, 1998 by electing the nominees named below to the Company's Board of Directors. As of such date, all of the outstanding Series B Preferred Stock will have been redeemed and MII, as holder of all of the outstanding 3,000 shares of Voting Common Stock will be entitled, in the aggregate, to 36,000,000 votes or approximately 96% of the voting power of the outstanding shares of capital stock of the Company entitled to vote on matters presented to its stockholders.

                             ELECTION OF DIRECTORS

  Pursuant to such corporate action without a meeting by less than unanimous written consent, three Directors are to be elected to the Company's Board of Directors, each to hold office for one year and until his successor is elected and qualified. If any nominee named below should become unavailable for election, MII intends to vote its shares for such substitute nominee as may be proposed by the Board of Directors. No circumstances are now known, however, that would prevent any of the nominees from serving.

  During the fiscal year ended March 31, 1998 ("fiscal year 1998"), there were 15 Board of Director actions taken without meetings. The Board does not maintain audit, compensation or directors nominating & governance committees.

  Set forth below is certain information (ages as of August 11, 1998) with respect to each nominee for election as a director.

                              NOMINEES

                                                                       DIRECTOR
NAME AND PRINCIPAL OCCUPATION                                      AGE  SINCE
-----------------------------                                      --- --------
Daniel R. Gaubert................................................   49     --
Senior Vice President and Chief Financial Officer of the Company
 and MII since February 1997. Prior thereto, he was Vice
 President and Chief Financial Officer of the Company and MII
 from September 1996; Vice President, Finance and Controller of
 the Company and MII from February 1995; and Vice President and
 Controller of the Company and MII from February 1992. Mr.
 Gaubert has also been Senior Vice President and Chief Financial
 Officer of J. Ray McDermott, S.A. ("J. Ray McDermott"), a
 publicly traded subsidiary of MII, since August 1997, prior to which, he was Vice President, Finance, of J. Ray McDermott from
 August 1995 and Acting Controller of J. Ray McDermott from
 February 1995.
S. Wayne Murphy..................................................   63   1996
Senior Vice President, General Counsel and Corporate Secretary of
 the Company and MII since February 1997. Prior thereto, he was
 Vice President, General Counsel and Corporate Secretary of the
 Company and MII from June 1996; Acting General Counsel and
 Acting Corporate Secretary of the Company and MII from February
 1996; and Associate General Counsel of the Company and MII from
 August 1993. Mr. Murphy has also been Senior Vice President,
 General Counsel and Corporate Secretary of J. Ray McDermott
 since August 1997, prior to which, he was Acting General Counsel and Acting Corporate Secretary of J. Ray McDermott from February
 1996.
Roger E. Tetrault................................................   55   1997
Chairman of the Board since June 1997 and Chief Executive Officer since March 1997 of the Company, MII and J. Ray McDermott. Prior
 thereto, Mr. Tetrault was a Senior Vice President of General
 Dynamics Corporation (a supplier of weapons systems and services to the U.S. government and its allies) and President of its Land
 Systems Division from April 1993; Vice President of General
 Dynamics Corporation and President of its Electric Boat Division
 from August 1992 until April 1993; Vice President and General
 Manager of General Dynamics Corporation's Electric Boat Division
 from August 1991 until August 1992; and prior to that, he served as a Vice President and Group Executive of the Company's
 subsidiary The Babcock & Wilcox Company since 1990.

                              EXECUTIVE OFFICERS

  Set forth below is the age (as of August 11, 1998), positions held with the Company and certain affiliated companies, and certain other business experience information for each of the Company's executive officers who are not Directors.

  E. Allen Womack, Jr., 55, Executive Vice President of the Company and MII and President of BWX Technologies, Inc. since April 1998 and Chief Technical Officer of the Company and MII since February 1993. Prior thereto, he was Senior Vice President and Group Executive, Industrial Group, of the Company since September 1996; Senior Vice President and Group Executive, Shipbuilding and Industrial Group, of the Company from August 1995; and Senior Vice President, Research and Development and Contract Research Divisions, of the Company's Babcock & Wilcox unit from August 1991.

  James F. Wood, 56, Executive Vice President of the Company and MII and President of the Company's Power Generation Group since October 1996, prior to which, he was Vice President and General Manager, Global Ventures and Power, of the Babcock & Wilcox Power Generation Group from June 1996. From January 1989 until January 1996, he was an officer of Wheelabrator Technologies, Inc. and certain of its subsidiaries.

  Richard E. Woolbert, 64, Executive Vice President and Chief Administrative Officer of the Company and MII since February 1995 and MII's Compliance Director since June 1997. He also has been Executive Vice President and Chief Administrative Officer of J. Ray McDermott since February 1995. Before assuming these positions, Mr. Woolbert was Senior Vice President and Chief Administrative Officer of the Company and MII from August 1991. He is also a director of J. Ray McDermott.

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth, as of June 5, 1998 (except as otherwise noted), the number of shares of Series A Preferred Stock, Series B Preferred Stock and MII's Common Stock, par value $1.00 per share ("MII Common Stock"), beneficially owned by each nominee as a Director, each Named Executive Officer, as defined in "COMPENSATION OF EXECUTIVE OFFICERS", and all executive officers of the Company as a group, including shares which such persons have the right to acquire within 60 days pursuant to the exercise of stock options.

                                                    SERIES A  SERIES B    MII
                                                    PREFERRED PREFERRED COMMON
NAME                                                  STOCK     STOCK   STOCK*
----                                                --------- --------- -------
Daniel R. Gaubert..................................      0         0     53,065
S. Wayne Murphy....................................      0         0     20,289
Joe J. Stewart.....................................      0         0    211,775
Roger E. Tetrault..................................      0         0    124,431
E. Allen Womack....................................      4         4     91,381
James F. Wood......................................      0         0      5,566
Richard E. Woolbert................................    171       165    155,843
All Directors and executive officers as a group (7
 persons)..........................................    175       169    662,350

--------
* With respect to Messrs. Gaubert, Murphy, Tetrault, Womack, Wood and Woolbert, includes 36,224, 17,363, 104,747, 52,599, 5,147, and 101,980 shares respectively, of MII Common stock that may be acquired upon the exercise of stock options as described above. Shares owned by Mr. Stewart are provided as of April 1, 1998, the date of his retirement from the Company, and include 149,760 shares of MII Common Stock that may be acquired upon the exercise of stock options as described above. With respect to Messrs. Gaubert, Murphy, Tetrault, Womack and Woolbert, also includes 11,785, 2,400, 18,900, 23,820 and 33,175 restricted shares, respectively, of MII Common Stock, as to which such individuals have sole voting power but no dispositive power. With respect to Messrs. Gaubert, Murphy, Tetrault, Womack, Wood and Woolbert, also includes the equivalent of 856, 501, 259, 1,945, 394 and 1,593 shares, respectively, of MII Common Stock held in such individuals' accounts in The Thrift Plan for Employees of McDermott Incorporated and Participating Subsidiary and Affiliated Companies (the "McDermott Thrift Plan") as of March 31, 1998.

  Total shares beneficially owned in all cases constituted less than one percent of the outstanding shares of the applicable security, except that the 662,350 shares of MII Common Stock beneficially owned by all Directors and executive officers as a group constituted approximately .1% of the outstanding MII Common Stock on June 5, 1998, less shares held by the Company, plus those shares deemed to be outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table furnishes information concerning all persons known to the Company to beneficially own 5% or more of any class of voting stock of the Company as of June 5, 1998:

                                                                        AMOUNT AND
                                                                        NATURE OF   PERCENT
                                             NAME AND ADDRESS OF        BENEFICIAL    OF
 TITLE OF CLASS                              BENEFICIAL OWNER           OWNERSHIP    CLASS
 --------------                              -------------------        ----------  -------

 Voting Common Stock(1)..................... McDermott International,     3,000(2)    100%
                                             Inc.
                                             1450 Poydras Street
                                             New Orleans, LA 70112

--------
(1) Entitles the holder thereof to 12,000 votes per share, voting as a single class with holders of the Series A Preferred Stock and the Series B Preferred Stock, each share of which entitles the holder thereof to one-half of a vote. On August 11, 1998, MII will hold approximately 96% of the voting power of the outstanding capital stock of the Company.
(2) Sole voting and investment power.

                      COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

  The following table summarizes the annual and long-term compensation of the Company's Chief Executive Officer ("CEO"), the four highest paid executive officers other than the CEO and a former executive officer (collectively, the "Named Executive Officers") for fiscal years 1998, 1997 and 1996.

                          SUMMARY COMPENSATION TABLE

                                                    ANNUAL COMPENSATION(1)         LONG-TERM COMPENSATION
                                                  ----------------------------- -----------------------------
                                                                                       AWARDS         PAYOUTS
                                                                                --------------------- -------
                                                                                           SECURITIES
                                                                        OTHER              UNDERLYING           ALL
                             PRINCIPAL     FISCAL                       ANNUAL  RESTRICTED   STOCK     LTIP    OTHER
          NAME               POSITION       YEAR   SALARY   BONUS      COMP.(2)  STOCK(3)   OPTIONS   PAYOUT  COMP.(4)
          ----           ----------------- ------ -------- --------    -------- ---------- ---------- ------- --------
R.E. Tetrault(5)........ Chairman & Chief   1998  $550,000 $756,000    $122,031  $      0    40,000     $ 0    $5,550
                         Executive Officer  1997  $ 45,000 $336,000(6) $  --     $582,863   314,240     $ 0    $1,413
D.R. Gaubert............ Senior VP &        1998  $272,160 $272,160    $  --     $      0    12,010     $ 0    $4,914
                         Chief Financial    1997  $242,280 $      0    $  --     $      0    14,550     $ 0    $4,614
                         Officer            1996  $190,150 $ 27,488    $  --     $ 72,878    10,100     $ 0    $4,974
J.J. Stewart(7)......... Former Executive   1998  $408,360 $408,360    $  --     $      0         0     $ 0    $7,923
                         VP                 1997  $408,360 $285,852    $  --     $      0    34,390     $ 0    $6,930
                                            1996  $383,885 $ 77,663    $  --     $218,705    23,710     $ 0    $9,162
E.A. Womack, Jr......... Executive VP       1998  $332,140 $329,640    $  --     $      0    14,540     $ 0    $7,230
                                            1997  $300,315 $      0    $ 32,530  $      0    17,290     $ 0    $5,594
                                            1996  $265,820 $ 47,096    $  --     $126,203    16,410     $ 0    $4,619
J.F. Wood(8)............ Executive VP       1998  $275,040 $275,040    $  --     $      0    12,130     $ 0    $5,550
                                            1997  $186,472 $      0    $ 29,192  $      0    15,440     $ 0    $4,890
R.E. Woolbert........... Executive VP &     1998  $410,040 $410,040    $  --     $      0    18,090     $ 0    $9,372
                         Chief Adminis-     1997  $373,410 $      0    $  --     $      0    20,780     $ 0    $7,956
                         trative Officer    1996  $344,945 $ 59,559    $ 44,724  $224,910    24,505     $ 0    $9,905

--------
(1) Includes amounts earned in the fiscal year, whether or not deferred.

(2) The aggregate value of perquisites and other personal benefits are not included if they do not exceed the lesser of $50,000 or 10 percent of the total amount of annual salary and bonus for the applicable fiscal year. For fiscal year 1998, includes relocation expenses of $111,754 for Mr. Tetrault. For fiscal year 1997, includes $20,439 for cost of personal use of Company aircraft for Mr. Womack and $29,192 for relocation expenses for Mr. Wood. For fiscal year 1996, includes $43,584 for cost of personal use of Company aircraft for Mr. Woolbert.

(3) Restricted stock awards were not granted to officers of the Company for fiscal years 1998 and 1997, except for Mr. Tetrault, who received a grant of 18,900 restricted shares of MII Common Stock in fiscal year 1997 in connection with his joining the Company and MII. Restricted stock awards are valued at the closing market price of MII Common Stock on the date of grant less any amounts paid by the executive officers for such awards ($1.00 per share). As of March 31, 1998, the total number of restricted shares of MII Common Stock held by the Named Executive Officers and their market values (based upon closing market prices on March 31, 1998 of $41.3125) are as follows: Mr. Tetrault held 18,900 shares of MII Common Stock valued at $761,906; Mr. Gaubert held 11,785 shares of MII Common Stock valued at $475,083; Mr. Stewart held 35,100 shares of MII Common Stock valued at $1,414,969; Mr. Womack held 23,820 shares of MII Common Stock valued at $960,244; Mr. Wood held 0 shares of MII Common Stock; Mr. Woolbert held 33,175 shares of MII Common Stock valued at $1,337,367. Dividends are paid on restricted shares at the same time and at the same rate as dividends paid to all stockholders. Grants of restricted stock generally vest 50% in five years with the remaining 50% vesting in three to ten years based on performance. In the event of a change of control of the Company, the Compensation Committee may cause all restrictions to lapse. Upon Mr. Stewart's retirement on April 1, 1998, all of his restricted shares of MII Common Stock vested. In fiscal year 1998, instead of granting restricted stock awards, the Company granted performance stock awards, which are more fully described in the table entitled "Long-Term Incentive Plan--Performance Stock Awards in Fiscal Year 1998".

(4) Amounts shown for fiscal year 1998 include (a) company matching contributions to the McDermott Thrift Plan in the amount of $4,800 for each Named Executive Officer and (b) the value of insurance premiums paid by the Company for Messrs. Tetrault, Gaubert, Stewart, Womack, Wood and Woolbert in the amounts of $750, $114, $3,123, $2,430, $750 and $4,572, respectively.

(5) Compensation information for fiscal year 1997 only reflects the amounts received by Mr. Tetrault from the time he joined the Company on March 1, 1997 to March 31, 1997.

(6) Bonus paid in June 1997 to Mr. Tetrault in connection with his election as the Company's Vice Chairman of the Board and CEO on March 1, 1997. See "Tetrault Employment Agreement".

(7) Mr. Stewart retired from the Company effective April 1, 1998.

(8) Compensation information for fiscal year 1997 only reflects the amounts received by Mr. Wood from the time he joined the Company on June 3, 1996 to March 31, 1997.

OPTION GRANT TABLE

  Options granted in fiscal year 1998 vest in equal installments of one-half on the first and second anniversaries of the date of grant and expire five years from the date of grant. In general, vesting is contingent on continuing employment with the Company. In the event of a change in control of the Company, the Compensation Committee may accelerate the exercisability of any outstanding options. The following table provides information about option grants to the Named Executive Officers during fiscal year 1998. The Company did not grant any stock appreciation rights to its executive officers during fiscal year 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                      POTENTIAL REALIZABLE VALUE
                                                                      AT ASSUMED ANNUAL RATES OF
                                                                       STOCK PRICE APPRECIATION
                                       INDIVIDUAL GRANTS                   FOR OPTION TERM(1)
                          ------------------------------------------- ---------------------------
                          NUMBER OF
                          SECURITIES  % OF TOTAL                           5%           10%
                          UNDERLYING   OPTIONS                        ------------ --------------
                           OPTIONS    GRANTED TO  EXERCISE EXPIRATION                  DOLLAR
NAME                       GRANTED   EMPLOYEES(2) PRICE(3)    DATE    DOLLAR GAINS     GAINS
----                      ---------- ------------ -------- ---------- ------------ --------------
R.E. Tetrault
 MII Common Stock.......      40,000     8.87      $34.00   02/06/03  $    375,743 $      830,294
D.R. Gaubert
 MII Common Stock.......      12,010     2.66      $34.00   02/06/03  $    112,817 $       49,296
J.J. Stewart
 MII Common Stock.......           0      --         --        --          --            --
E.A. Womack, Jr.
 MII Common Stock.......      14,540     3.22      $34.00   02/06/03  $    136,583 $      301,812
J.F. Wood
 MII Common Stock.......      12,130     2.69      $34.00   02/06/03  $    113,944 $      251,787
R.E. Woolbert
 MII Common Stock.......      18,090     4.01      $34.00   02/06/03  $    169,930 $      375,500
All Stockholders (4)
 MII Common Stock.......  56,607,247      --       $34.00      --     $531,744,314 $1,175,015,872

--------
(1) Potential Realizable Value is based on the assumed annual growth rates for each of the grants shown over their five-year option term. For example, if the exercise price is $34.00, a 5% annual growth rate over five years results in a stock price of $43.39 per share and a 10% rate results in a price of $54.76 per share. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock. Zero percent appreciation in stock price will result in no gain.

(2) Based on options to acquire 450,970 shares of MII Common Stock granted to all employees of the Company and MII during fiscal year 1998.

(3) Fair market value on date of grant.

(4) Total dollar gains based on the assumed annual rates of appreciation shown here and calculated on 56,607,247 outstanding shares of MII Common Stock on March 31, 1998. The Named Executive Officers' gains as a percentage of the total dollar gains shown for all stockholders are .17% for MII Common Stock.

OPTION EXERCISES AND YEAR-END VALUE TABLE

  The following table provides information concerning the exercise of stock options during fiscal year 1998 by each of the Named Executive Officers and the value at March 31, 1998 of unexercised options held by such individuals. The value of unexercised options reflects the increase in market value of MII Common Stock from the date of grant through March 31, 1998 (when the fair market value of Common Stock was $41.3125 per share). The actual value realized upon option exercise will depend on the value of the Common Stock at the time of exercise.

                  AGGREGATED OPTION EXERCISES IN LAST FISCAL
                    YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                           TOTAL VALUE OF
                         NUMBER OF               TOTAL NUMBER OF      UNEXERCISED, IN-THE-MONEY
                          SHARES            UNEXERCISED OPTIONS HELD   OPTIONS HELD AT FISCAL
                         ACQUIRED              AT FISCAL YEAR-END             YEAR-END
                            ON      VALUE   ------------------------- -------------------------
NAME                     EXERCISE  REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     --------- -------- ----------- ------------- ----------- -------------
R.E. Tetrault
 MII Common Stock.......       0   $     --   104,747      249,493    $2,009,833   $4,312,147
D.R. Gaubert
 MII Common Stock.......   1,530   $ 26,345    34,539       28,450    $  632,784   $  429,497
J.J. Stewart*
 MII Common Stock.......  19,590   $246,321   111,028       38,732(2) $2,051,002   $  804,819
E.A. Womack, Jr.
 MII Common Stock.......  15,272   $228,686    49,864       37,006    $  903,056   $  576,803
J.F. Wood
 MII Common Stock.......       0   $     --     5,147       22,423    $  102,618   $  293,917
R.E. Woolbert
 MII Common Stock.......   9,830   $180,724    97,896       48,279    $1,855,398   $  767,869

--------
 * Upon his retirement on April 1, 1998, all options held by Mr. Stewart vested and became exercisable.

PERFORMANCE STOCK AWARDS IN FISCAL YEAR 1998

  The following table provides information concerning performance stock awards of restricted shares made to each of the Named Executive Officers during fiscal year 1998.

    LONG-TERM INCENTIVE PLAN--PERFORMANCE STOCK AWARDS IN FISCAL YEAR 1998*

                                                          NUMBER OF
                                                         PERFORMANCE PERFORMANCE
NAME                                                       SHARES      PERIOD
----                                                     ----------- -----------
R.E. Tetrault
 MII Common Stock.......................................   15,000      2 years
D.R. Gaubert
 MII Common Stock.......................................    4,800      2 years
J.J. Stewart
 MII Common Stock.......................................        0        --
E.A. Womack, Jr.
 MII Common Stock.......................................    5,820      2 years
J.F. Wood
 MII Common Stock.......................................    4,850      2 years
R.E. Woolbert
 MII Common Stock.......................................    7,240      2 years

--------
 * No shares are issued at the time of the performance stock award (2/6/98). Actual number of shares issued to an executive will be based on the change in the market price of the MII Common Stock two years after the date of the award. The number of shares to be received by an executive, if any, is determined on the second anniversary of the award date by calculating the difference between the fair market value of the stock (based upon the preceding 30 trading day average) and the fair market value of the stock on the award date. The difference is multiplied by that number of shares in an executive's award, and the resulting product is divided by the fair market value of the stock as of the second anniversary of the award date, calculated as described above. The resulting number is added to (in the case of an increase in share price) or subtracted from (in the case of a decrease in share price) the number of shares in an executive's applicable award. The award, as adjusted (to the extent not reduced to zero), is then issued to the executive as restricted stock as of the second anniversary of the award date, for which the executive is required to pay $1.00 per share. The restricted stock vests two years thereafter. Prior to vesting, such restricted stock is nontransferable and subject to forfeiture under certain circumstances.

TETRAULT EMPLOYMENT AGREEMENT

  MII entered into an employment agreement with Mr. Tetrault effective as of March 1, 1997, whereby he agreed to serve as the Company's and MII's Vice Chairman of the Board and CEO through February 28, 2000, subject to earlier termination as described below. On June 1, 1997, he also became the Company's and MII's Chairman of the Board. The employment agreement provides Mr. Tetrault with an annual base salary of $540,000 subject to increase by the Compensation Committee in accordance with Company practices based upon Mr. Tetrault's performance. Under the employment agreement, Mr. Tetrault was also granted options to purchase 314,240 shares of MII Common Stock, which options will vest in equal installments of one-third on the first, second and third anniversaries of the date of grant. In addition, Mr. Tetrault was granted 18,900 restricted shares of MII Common Stock for which he paid $1.00 per share. He also received a cash bonus of $336,000 in June 1997 in accordance with the terms of the agreement, and is entitled to annual cash bonuses (if any, as determined by the Compensation Committee based upon MII's achievement of certain pre-established performance goals) and to participate in all retirement or other benefit plans, policies and programs maintained or provided by the Company, MII, or its subsidiaries for its officers. Under the agreement, MII also purchased Mr. Tetrault's home and agreed to pay his reasonable relocation expenses according to MII's relocation policy.

  The employment agreement may be terminated prior to February 28, 2000 under certain circumstances, including death, disability and voluntary retirement. However, in the event of termination by the Board of MII without cause, Mr. Tetrault will continue to receive his annual base salary (which was increased to $660,000 in March 1998) and other benefits and rights under the agreement during the remaining term thereof and all stock options and restricted stock will vest 100% on February 28, 2000. During the term of the agreement and for the greater of 24 months following the expiration of the agreement or any other period during which amounts are paid to him under the agreement, Mr. Tetrault may not engage, directly or indirectly, in any business or enterprise which is in competition with MII or induce any employee of the Company or MII to accept employment with any competitor of MII.

RETIREMENT PLANS

  Pension Plans. MII maintains several funded retirement plans covering substantially all regular full-time employees, except certain non-resident alien employees who are not citizens of a European Community country or who do not earn income in the United States, Canada or the United Kingdom. All officers who are employees of the Company are covered under The Retirement Plan for Employees of McDermott Incorporated (the "McDermott Retirement Plan"). Officers who are employed by The Babcock & Wilcox Company ("B&W") or certain of its subsidiaries or affiliates are covered under The Employee Retirement Plan of The Babcock & Wilcox Company (the "B&W Retirement Plan"). Employees do not contribute to either of these plans and company contributions are determined on an actuarial basis. An employee must be employed by the applicable company or a subsidiary for one year prior to participating in the plans and must have five years of continuous service to vest in any accrued benefits under the plans. To the extent that benefits payable under these qualified plans are limited by Section 415(b) or 401(a)(17) of the Internal Revenue Code, pension benefits will be paid directly by the applicable company or a subsidiary under the terms of the unfunded excess benefit plans maintained by them (the "Excess Plans").

  The following table shows the annual benefit payable under the McDermott Retirement Plan at age 65 (the normal retirement age) to employees retiring in 1998 in accordance with the lifetime only method of payment and before profit sharing plan offsets. Benefits are based on the formula of a specified percentage (dependent on years of service) of average annual basic earnings (exclusive of bonus and allowances) during the 60 consecutive months out of the ten years prior to retirement in which such earnings were highest ("Final Average Earnings") less a specified percentage of anticipated social security benefits. As of March 31, 1998, Mr. Gaubert had Final Average Earnings of $204,409 and 26.6 years of credited service under the McDermott Retirement Plan. Unless elected otherwise by the employee, payment will be made in the form of a joint and survivor annuity of equivalent actuarial value to the amount shown below.

                           MCDERMOTT RETIREMENT PLAN

 FINAL       ANNUAL BENEFITS AT AGE 65 FOR YEARS OF SERVICE INDICATED
AVERAGE   --------------------------------------------------------------
EARNINGS     10       15       20       25       30       35       40
--------  -------- -------- -------- -------- -------- -------- --------
100,000   $ 14,106 $ 21,097 $ 28,088 $ 35,080 $ 42,071 $ 49,062 $ 56,054
150,000     22,439   33,597   44,755   55,913   67,071   78,229   89,387
200,000     30,772   46,097   61,422   76,746   92,071  107,396  122,720
250,000     39,106   58,597   78,088   97,580  117,071  136,562  156,054

  The following table shows the annual benefit payable under the B&W Retirement Plan at age 65 (the normal retirement age) to employees retiring prior to April 1, 1998 in accordance with the lifetime only method of payment. Benefits are based on the formula of a specified percentage (dependent on the level of wages subject to social security taxes during the employee's career) of average annual earnings (inclusive of bonuses) during the 60 consecutive months out of the ten years prior to retirement in which such earnings were highest ("B&W Final Average Earnings"). B&W Final Average Earnings and credited service under the B&W Retirement Plan at March 31, 1998 for Messrs. Tetrault, Stewart, Womack, Wood and Woolbert were $224,748 and 22.7 years, $631,959 and 25.11 years, $319,017 and 22.6 years, and $138,153 and 25.7, and
$421,677 and 42.9 years, respectively. Unless elected otherwise by the employee, payment will be made in the form of a joint and survivor annuity of equivalent actuarial value to the amount shown below.

                              B&W RETIREMENT PLAN

  B&W
 FINAL      ANNUAL BENEFITS AT AGE 65 FOR YEARS OF SERVICE INDICATED
AVERAGE   -------------------------------------------------------------
EARNINGS    10       15       20       25       30       35       40
--------  ------- -------- -------- -------- -------- -------- --------
125,000   $16,321 $ 23,744 $ 31,166 $ 38,589 $ 46,011 $ 53,434 $ 60,856
150,000    19,446   28,431   37,416   46,401   55,386   64,371   73,356
200,000    25,696   37,806   49,916   62,026   74,136   86,246   98,356
250,000    31,946   47,181   62,416   77,651   92,886  108,121  123,356
300,000    38,196   56,556   74,916   93,276  111,636  129,996  148,356
400,000    50,696   75,306   99,916  124,526  149,136  173,746  198,356
500,000    63,196   94,056  124,916  155,776  186,636  217,496  248,356
600,000    75,696  112,806  149,916  187,026  224,136  261,246  298,356
650,000    81,946  122,181  162,416  202,651  242,886  283,121  323,356

  Supplemental Executive Retirement Plan. MII maintains an unfunded Supplemental Executive Retirement Plan (the "SERP"). The SERP covers certain officers of the Company and other designated companies, including B&W. Generally, benefits are based upon a specified percentage (determined by age, years of service and date of initial participation in the SERP) of final 3-year average cash compensation (salary plus supplemental compensation for the highest three out of the last ten years of service) or 3-year average cash compensation prior to the SERP scheduled retirement date, whichever is greater. The maximum benefit may not exceed 60-65% (dependent upon date of initial participation in the SERP) of such 3-year average cash compensation. Payments under the SERP will be reduced by an amount equal to pension benefits payable under any other retirement plan maintained by MII, any of its subsidiary companies or any previous employer. A death benefit is also provided under the SERP. Before giving effect to such reductions, the approximate annual benefit payable under the SERP to Messrs. Tetrault, Gaubert, Stewart, Wood and Womack at retirement age as stated in the SERP is 60% of each such person's final 3-year average cash compensation. At such retirement age, Mr. Woolbert would receive an annual benefit of 65% of his final 3-year average cash compensation.

  A trust (the assets of which constitute corporate assets) has been established, which is designed to ensure the payment of benefits arising under the SERP, the Excess Plans and certain other contracts and arrangements (collectively, the "Plans") in the event of an effective change in control of MII. Although MII would retain primary responsibility for such payments, the trust would provide for payments to designated participants, in the form of lump sum distributions, if certain events occur following an effective change in control of MII, including but not limited to failure by MII to make such payments and the termination of a participant's employment under certain specified circumstances. In addition, with respect to benefits which otherwise would have been paid in the form of an annuity, the trust provides for certain lump sum equalization payments which, when added to the basic lump sum payments described above, would be sufficient, after payment of all applicable taxes, to enable each active participant receiving a lump sum distribution to purchase an annuity that would provide such participant with the same net after-tax stream of annuity benefits that such participant would have realized had he retired as of the date of the lump sum distribution and commenced to receive annuity payments at that time under the terms of the applicable Plan, based on salary and service factors at the time of the effective change in control. With respect to designated participants who retire prior to an effective change in control and who receive a basic lump sum distribution under the circumstances described above, the trust provides for similar lump sum equalization payments, based on salary and service factors at the time of actual retirement.

                             CERTAIN TRANSACTIONS

  As an approximately 96% owned subsidiary of MII (based upon voting power as of August 11, 1998), the Company and its subsidiaries and MII and its other subsidiaries, from time to time, provide various services and products to, and engage in various transactions with, each other, substantially all of which the Company deems to have been effected on an arms length basis.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Exchange Act requires the Company's Directors and executive officers, and persons who own 10% or more of the Company's voting stock, to file reports of ownership and changes in ownership of the Company's equity securities with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Directors, executive officers and 10% or more stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no forms were required, the Company believes that its Directors, executive officers and 10% or more beneficial owners complied with all Section 16(a) filing requirements during fiscal year 1998.

                                 OTHER MATTERS

  No business other than that set forth in the accompanying Notice of the taking of corporate action without a meeting is expected to be acted upon.

                                          By Order of the Board of Directors,

                                          /s/ S. Wayne Murphy
                                          --------------------------------
                                          S. WAYNE MURPHY
                                          Secretary

Dated: July 9, 1998